                                                                    EXHIBIT 10.3

                              PURCHASE AGREEMENT


     This Purchase Agreement (this "Agreement") is entered into effective this 16th day of January, 1999 between GlobalSCAPE, Inc., a Delaware corporation with its principal office in San Antonio, Texas ("GlobalSCAPE") and Alex Kunadze, an individual residing in Paris, France ("Kunadze").

                                   RECITALS:

     A. GlobalSCAPE and Kunadze entered into an Exclusive Distribution, OEM Agreement dated as of June 21, 1996, which was amended by that Amendment to Exclusive Distribution Agreement signed August 12, 1997, and that Amendment No. 2 to Exclusive Distribution Agreement signed September 11, 1998 (collectively, the "Distribution Agreement");

     B. GlobalSCAPE and Kunadze entered into a Source Code License Agreement dated June 21, 1996 which was amended by that Amendment to Exclusive Distribution Agreement signed August 12, 1997, and that Amendment to Source Code License Agreement dated August 12, 1997 (collectively, the "License");

     C. Under the Distribution Agreement and License, Kunadze, among other things, granted certain rights to GlobalSCAPE with respect to a software program developed solely by him and marketed under the trade name and mark "CuteFTP," including the right to distribute the software on a world wide basis in exchange for the payment of royalties and other consideration;

     D. GlobalSCAPE has developed and distributed the CuteFTP program, and has paid Kunadze royalties pursuant to the Distribution Agreement and License;

     E. Kunadze has reviewed the books and records of GlobalSCAPE to verify the accuracy and timeliness of all royalty payments paid and payable under the Distribution Agreement and License, and Kunadze is satisfied with same; and

     F. Kunadze and GlobalSCAPE have now agreed that they will terminate the Distribution Agreement and License, and that Kunadze will sell all of his ownership rights in the product known as CuteFTP and certain related property of GlobalSCAPE on the terms and conditions described in this Agreement.

     NOW THEREFORE, the parties agree as follows:

1. Property Purchased. Kunadze hereby transfers and assigns to GlobalSCAPE all of his worldwide right, title and interest in the computer software program known as "CuteFTP," including without limitation the source code and any common law or statutory copyright in the source code for CuteFTP versions 1.8, 2.0, 2.5 and 2.8, in any language, as they may be renewed or extended, and any subsequent releases of, or modifications, revisions, upgrades, or fixes to the program whose core base was originally known as "CuteFTP," (the "Software"); all documentation related to the Software (including any user manuals, help files, and installation instructions); and the trademark "CuteFTP" and any variations thereof employing the formative "Cute," together with the goodwill of the business in connection with which the mark is used and which is symbolized thereby, and any causes of action accrued in his favor for infringement of any copyright in the Software and the CuteFTP trademark (the Software and other property described in this Section are referred to in this Agreement collectively as "Property").

2. Purchase Price. GlobalSCAPE shall pay Kunadze: (i) seven hundred fifty-six thousand and no/100 dollars ($756,000.00) in 12 equal monthly installments of $63,000.00 on or before the last day of each calendar month beginning February 28, 1999 (with the second six months payments to be evidenced by the note attached as Exhibit B; plus (ii) one hundred and seventy thousand, eight hundred
            ---------
eighty-seven and 70/100 dollars ($170,887.70) (which the parties agree is the amount that would have been due under the Distribution Agreement and License for the fourth quarter, 1998 royalties if those agreements had not been terminated by this Agreement) on or before January 31, 1999; and (iii) an amount equal to 20% of the total sales of the "Product" (as that term was defined in the Distribution Agreement) for the period January 1, 1999 through January 15, 1999, with sales of the Product in a currency other than U.S. Dollars to be converted to U.S. Dollars based on the recognized exchange rate in effect as of January 15, 1999, and the calculations to be made in the same manner as royalties were calculated by GlobalSCAPE under the Distribution Agreement and License prior to termination (collectively, the "Purchase Price"). All amounts are payable in U.S. dollars by wire transfer to a bank account to be specified by Kunadze in writing to GlobalSCAPE from time to time no later than five days prior to the due date for a payment.

3. Termination of Distribution Agreement and License. The Distribution Agreement and License are hereby terminated.

4. Mutual Release. Kunadze and GlobalSCAPE each release and discharge the other, and each of their respective agents, insurers, servants, employees, assigns and representatives of any kind, from any and all past or accrued claims, demands, controversies, actions, debts or causes of action of any nature either of them may have against the other arising out of or with respect to the Distribution Agreement, the License, the Property (other than those arising from this Agreement), and any prior transaction between them with respect to the Distribution Agreement, the License and Property, whether known or unknown, and whether based on contract, tort (including fraud and misrepresentation), statute, equity or any other legal principal, and those for present, future, known and unknown damages. Kunadze acknowledges that this release includes any claim for stock or options to purchase stock of GlobalSCAPE, payment of royalties due or accruing under the Distribution Agreement to and through the date of this Agreement, any other accrued but unpaid amounts under the Distribution Agreement and License, and any right to the adjustment of past royalties or other payments due under the

Distribution Agreement and License. GlobalSCAPE acknowledges that this release includes any claim it may have against Kunadze for overpayment of royalties or other payments due or accrued under the Distribution Agreement and License.

5. No Competitive Products. Kunadze shall not market, promote, sell, offer to sell, distribute, or develop or assist in the development of, any file transfer protocol related program or component for sale or distribution to any person other than GlobalSCAPE, anywhere in the world for a period of two years following the execution of this Agreement; provided, however, that the FTP server under development by Kunadze at the time of execution of this Agreement may be transferred to a third party if Kunadze first offers it to GlobalSCAPE on the same terms and conditions as the proposed transfer to a third party and GlobalSCAPE does not accept the offer within 30 days of receipt.

6.   Warranties.

     (a)  Kunadze represents, warrants and covenants that:

          1) he is the exclusive owner of all right, title and interest in the Property and has authority to enter into this Agreement;

          2) the portions of the Software that have been delivered by him or his agent to GlobalSCAPE are his original work;

          3) the portions of the Software that have been delivered by him or his agent to GlobalSCAPE do not infringe on the copyright, trademark, trade secret or other proprietary rights of any other person;

          4) he has not provided any portion of the source code for the Software to any person other than GlobalSCAPE, and does not know of any person other than GlobalSCAPE and himself who has ever had possession of the source code, except for Kazan Software of Houston, Texas, which evaluated the source code under a confidentiality agreement in 1995;

          5) he has not developed any product competitive with the Software, including any file transfer protocol related product but not including an FTP server, or used or authorized any other person to use the word "Cute" in connection with any actual or planned product or service, including a software, hardware or computer related product of any kind;

          6) he has not allowed any person other than GlobalSCAPE to use, nor, to the best of his knowledge has any person other than GlobalSCAPE used, the CuteFTP trademark or any confusingly similar mark for the same or related services, and that prior to the time that Distribution Agreement was signed, he continually used the mark since the time of its adoption and did not abandon it;

          7) that the Property is in all respects free and clear and he has not and will not grant any license, lien, or otherwise encumber the Property in any manner or transfer any rights in the Property to any person other than GlobalSCAPE, nor has he or will he make any commitment to any person which will or may impair GlobalSCAPE's rights in the Property, except that Original Equipment Manufacturer Agreement between Kunadze and Performance Technology (the "OEM Agreement");

          8) Neither Performance Technology nor any of its successors or assigns has exercised any rights or performed any obligations under the OEM Agreement since November 5, 1998, and Kunadze has delivered to GlobalSCAPE evidence of the termination of the OEM Agreement;

          9) his rights in the Property as described in this Agreement have never been disputed, either formally or informally; and

          10) there is no fact regarding the Property that is material to the transactions evidenced by this Agreement that he has not disclosed to GlobalSCAPE, and he will communication to GlobalSCAPE any such facts which become known to him in the future;

     (b)  GlobalSCAPE represents, warrants and covenants that:

          1) it is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized, it has the power to enter into this Agreement, and it has taken all necessary actions to authorize and execute this Agreement;

          2) it will show Kunadze as the original author of the Software in conjunction with its copyright notice on the Software;

          3) Kunadze's rights in the Property have never been disputed, either formally or informally, to the knowledge of GlobalSCAPE; and

          4) There is no fact which GlobalSCAPE has not disclosed to Kunadze which could have a material adverse affect on the financial condition of GlobalSCAPE or impair its ability to perform its obligation under this Agreement.

7. Indemnification. Each party shall indemnify, and hold harmless the other party from and against any and all liabilities, obligations, losses, damages, penalties, fines, punitive damages, amounts in interest, expenses and disbursements of any kind and nature whatsoever arising under any theory of legal liability (including reasonable attorneys fees and costs) that may be imposed on, incurred by or asserted against the indemnified party, or any of its property, arising from, related to or caused by an actual or asserted breach of this Agreement, or the Distribution Agreement or License as to claims arising at a time when such agreements were in effect, by the indemnifying party (including breach of any warranty). Theories of legal liability include, but are not limited to, contract, tort, strict liability, infringement on intellectual property rights, breach of express or implied warranty, breach of implied covenant and the sole or concurrent negligence of the indemnified party or any person whose negligence, duties, actions or liabilities may be attributed or imputed to the indemnified party. A party seeking indemnification under this Section shall provide prompt notice of its claim for indemnification to the indemnifying party, provided, however, that failure to give prompt notice shall not affect the indemnifying party's obligations under this Section unless the failure materially prejudices the indemnifying party's rights. The indemnified party will have the right to select counsel to defend it in respect of any indemnified matter under this Section, provided, however, that the counsel selected must be reasonably satisfactory to the indemnifying party. The indemnified party will keep the indemnifying party informed of the status of any litigation or dispute resolution procedure, will give reasonable consideration to the suggestions and requests of the indemnifying party with respect to the conduct of the litigation or dispute resolution procedure, and will not settle any matter covered by this Section without the prior consent of the indemnifying party, which shall not be unreasonably withheld. Amounts due under this section shall be paid as incurred, and may be offset against amounts due the indemnifying party under this Agreement if not paid promptly.

8.   Confidentiality.  The following information is "Confidential Information":

     (a) the specific terms of this Agreement (except for the Bill of Sale and Assignment) and all information exchanged by the parties during negotiations culminating in this Agreement;

     (b) the specific terms of the Distribution Agreement and License and all information exchanged by the parties during negotiations culminating in the Distribution Agreement and License;

     (c) any information related to either party's performance of, or failure to perform, this Agreement, the Distribution Agreement or the License;

     (d)  the Software; and

     (e) any information related to a party's assets, liabilities; financial results, business strategies plans or operations; proprietary information, technology or know-how; and customers, vendors, contractors or suppliers;

but excluding any information which is or becomes generally available to the public other than through breach of this Agreement, or violation of law or other agreement. Each party agrees not to disclose the other's Confidential Information to any third party except to its agents and representatives who need to know the information to any third party except to its agents and representatives who need to know the information to represent or advise it with respect to the subject matter of this Agreement; provided, however, that a party will not be liable for disclosure of the other party's Confidential Information if it is required by law or regulation to be disclosed and the disclosing party gives advance notice of the disclosure to the other party at the earliest possible time.

9. Delivery of Source Code and Other Materials. Kunadze shall deliver all copies of the Software (whether in machine or human readable form) in his possession and control to GlobalSCAPE no later than January 25, 1999. If Kunadze fails to make timely delivery, GlobalSCAPE shall be entitled to withhold any and all payments due to Kunadze hereunder, without penalty, until Kunadze has delivered the materials required under this Paragraph 9. Delivery of the Software is not a condition precedent to this Agreement.

10. Execution of Other Documents. Kunadze shall execute the Bill of Sale and Assignment attached to this Agreement as Exhibit A and shall execute any other
                                         ---------
documents and take any other steps reasonably requested by GlobalSCAPE to evidence the transactions described in this Agreement, including: (i) executing copyright and trademark registration applications, testifying in legal proceedings and assisting GlobalSCAPE in obtaining, perfecting, maintaining, and enforcing proper copyright, trademark and other protection for the Property anywhere in the world, (ii) executing any documents or correspondence that terminate or evidence the termination of any rights of Performance Technologies or Kazan Software, and (iii) executing an assignment of the OEM Agreement.

11.  Notices.   Notices under this Agreement must be given in writing by 1st
Class U.S. Mail, Certified, Return Receipt Requested with a facsimile transmission the same day as the original is placed in the mail to the following address:

     GlobalSCAPE:   Sandra Poole Christal
                    GlobalSCAPE, Inc.
                    800 Isom Road, Suite 400
                    San Antonio, Texas  78216

     Kunadze:       Ross Laughhead, Attorney at Law
                    5975 Lockhill Road
                    San Antonio, Texas  78240-2010
                    with a copy e-mailed to rosslau@ibm.net

Notices will be deemed given, delivered and effective on the first business day that is three days after the notice is placed in the mail.

12.  Miscellaneous.

     (a) This Agreement constitutes the final and complete agreement of the parties with respect to its subject matter, and supercedes any prior agreements, discussions or understandings, written or oral.

     (b) This Agreement may be modified only by a written document that refers specifically to this Agreement and is signed by both parties.

     (c) A party's failure or delay in enforcing any provision of this Agreement will not be deemed a waiver of that party's rights with respect to that provision or any other provision of this Agreement. A party's waiver of any of its rights under this Agreement is not a waiver of any of its other rights with respect to a prior, contemporaneous or future occurrence, whether similar in nature or not.

     (d) This Agreement shall be governed by the laws of the State of Texas, and Kunadze agrees to submit to the jurisdiction of the courts of the State of Texas for all purposes. Sole and exclusive venue for any dispute or disagreement arising under or relating to this agreement shall be in a court sitting in Bexar County, San Antonio, Texas.

     (e) This Agreement may be executed in counterparts, which together will be deemed an original.

     (f) This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto. Kunadze shall not assign this Agreement without the prior written consent of GlobalSCAPE, which shall not be unreasonably withheld.

     (g) If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement, unless such invalidity shall have deprived a party of substantially all of the consideration such party was to receive hereunder.

     (h) The prevailing party in any action to enforce this Agreement or claims arising from the execution of this Agreement will be entitled to reimbursement of reasonable attorney fees and costs from the other party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GlobalSCAPE, INC.


By:  /s/ Sandra Poole Christal        /s/ Alex Kunadze
     -------------------------        ----------------
     Sandra Poole Christal            Alex Kunadze
     President

                                   Exhibit A
                          Bill of Sale and Assignment



     WHEREAS, I, Alex Kunadze, a citizen of Russia, residing at 32 rue de Bourgogne, Paris, France 75007 ("Assignor") have created original literary works entitled CuteFTP versions 1.8, 2.0, 2.5 and 2.8 (collectively, the "Works") and am the sole owner of valid subsisting copyrights in and thereto; and


     WHEREAS, I have adopted and am using CuteFTP as a trademark for computer programs relating to file transfer protocols for the Internet (the "Trademark"); and


     WHEREAS, GlobalSCAPE, Inc., a corporation organized under the laws of the State of Delaware, having a place of business in San Antonio, Texas ("Assignee") desires obtaining the entire right, title, and interest in, to and under the Works including the aforesaid copyrights and the Trademark;


     NOW, THEREFORE in consideration of the sum of One Dollar ($1.00) paid by the Assignee to the Assignor simultaneously herewith, receipt of which is hereby acknowledged by the Assignor, and for other good and valuable considerations, I:


     HEREBY SELL, ASSIGN, TRANSFER AND SET OVER unto the Assignee the entire right, title, and interest in and to the Works, the entire right, title, and interest in and to the aforesaid copyrights and any and all statutory or common-law copyrights or copyright registrations covering the Works, and the entire right, title and interest in and to the Trademark and the goodwill of the business in connection with which the Trademark is used and which is symbolized by the Trademark, TO HAVE AND TO HOLD THE SAME unto the Assignee, its successors, legal representatives and assigns absolutely and forever;


     HEREBY authorizes and request the Register of Copyrights of the United States, and any official of any country or countries foreign to the United States, whose duty it is to issue copyright registrations or similar indicia of copyright, to issue all such copyright, registrations for said Works to Assignee, its successor, legal representatives and assigns;

          HEREBY constitute and appoint the Assignee my true and lawful attorney-in-fact with full power of substitution, in my name and stead, but for the Assignee's benefit, to take any and all steps (including proceeding at law, in equity or otherwise), and to execute, acknowledge and deliver any and all instruments and assurances necessary or expedient in order to vest the aforesaid Works, copyrights, Trademark and any cause of action related to any of them more effectively in the Assignee, or to protect the same, or to enforce any claim or right of any kind with respect thereto. The Assignor hereby declares that the foregoing power is coupled with an interest and is irrevocable.


                                              By:  /s/ Alex Kunadze
                                                 ---------------------------
                                              Name:  Alex Kunadze

STATE OF TEXAS    (S)
COUNTY OF BEXAR   (S)


     Before me, the undersigned authority, on this day personally appeared Alex Kunadze, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     Given under my hand and seal of offices on this ___ day of January, 1999.



                                                  /s/ Melvin White
                                                  ----------------
                                                  Notary Public in and for
                                                  the State of Texas

                                   Exhibit B


Principal Amount:      $378,000.00
Dated:                 January 15, 1999


                                     NOTE


    For the consideration described in that Purchase Agreement between GlobalSCAPE, Inc. ("GlobalSCAPE") and Alex Kunadze ("Kunadze") dated January 15, 1999 (the "Purchase Agreement"), GlobalSCAPE promises to pay Three Hundred Seventy Eight Thousand and no/100 U.S. Dollars ($378,000.00) to the order of Kunadze at 5975 Lockhill Road, San Antonio, Texas 78240-2010, or such other place in San Antonio, Texas as Kunadze may designate in writing, in six equal monthly installments of Sixty Three Thousand and 00/100 Dollars ($63,000.00), without interest, on or before the last day of each calendar month beginning August 31, 1999 with a final maturity of January 31, 2000.

    This Note is subject to the Purchase Agreement. In addition any other rights or remedies that GlobalSCAPE may have against Kunadze, GlobalSCAPE may offset amounts due under this Note against amounts due GlobalSCAPE under the Purchase Agreement, for breach of the Purchase Agreement or for any other claim arising in connection with the execution of the Purchase Agreement, whether or not those amounts are matured.

    The parties acknowledge and agree that this Note is given in respect of GlobalSCAPE's obligations to pay the seventh through twelfth installments of that portion of the Purchase Price (as that term is defined in the Purchase Agreement) that is described in Section 2(i) (to wit: the $756,000 to be paid in twelve installments beginning February 28, 1999), and that the amount due under this Note will not be reduced until all other portions of the Purchase Price have first been paid, and that any payments made after those amounts have been paid, will reduce the amount of this Note.

    Upon and at any time after any Default (as defined below) all amounts due under this Note, at the option of Kunadze and without demand, notice or legal process of any kind, may be declared and immediately shall become due and payable. "Default" shall mean the occurrence or existence of any one or more of the following events or conditions: (i) GlobalSCAPE fails to pay when due any amount due under this Note and fails to cure such late payment within five (5) days following written receipt of notice of the late payment; or (ii) GlobalSCAPE makes an assignment for the benefit of creditors, or any proceeding is filed or commenced by or against GlobalSCAPE under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute, and any such proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in any such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, GlobalSCAPE or for any substantial part of its property) shall occur, or GlobalSCAPE shall take any action to authorize any of the actions set forth above in this subsection.

     If Kunadze prevails in any action to collect on or enforce this Note or claims arising from the execution of this Note, then his reasonable attorney fees and costs will also be payable under this Note.

     Neither party may assign this Note without the prior written consent of the other, which shall not be unreasonably withheld.

     This Note may be modified only by a written document that refers specifically to this Note and is signed by both parties. A party's failure or delay in enforcing any provision of this Note will not be deemed a waiver of that party's rights with respect to that provision or any other provision of this Note. A party's waiver of any of its rights under this Note is not a waiver of any of its other rights with respect to a prior, contemporaneous or future occurrence, whether similar in nature or not. This Note shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

     THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, AND KUNADZE AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS FOR ALL PURPOSES. SOLE AND EXCLUSIVE VENUE FOR ANY DISPUTE OR DISAGREEMENT ARISING UNDER OR RELATING TO THIS NOTE SHALL BE IN A COURT SITTING IN BEXAR COUNTY, SAN ANTONIO, TEXAS.

     Made this 15th day of January, 1999.

GlobalSCAPE, INC.

By:  /s/ Sandra Poole Christal
     ------------------------------------------------
     Sandra Poole Christal
     President

                                   GUARANTEE

American TeleSource International, Inc., being the majority shareholder of GlobalSCAPE, Inc., does hereby irrevocably guarantee payment of all amounts due Alex Kunadze under the Purchase Agreement, by and between GlobalSCOPE, Inc. and Kunadze dated January 16, 1999, conditioned only upon said Agreement being still in full force and effect.

AMERICAN TELESOURCE INTERNATIONAL, INC.



By:  /s/ Charles R. Poole
     -----------------------------
     Charles R. Poole
     President

Date:  1/16/99
       --------

                                   ASSIGNMENT


In consideration of the sum of One Dollar ($1.00), I, Alex Kunadze, hereby assign all of my right, title and interest in and to the following agreements to GlobalSCAPE, Inc.:


1. Original Equipment Manufacturer Agreement between Alex Kunadze and Performance Technologies under which the software known as CuteFTP was licensed to Performance Technologies,

2.   a confidentiality agreement with Kazan Software of Houston, Texas,

3.   any other agreement executed by me regarding the software known as CuteFTP,

TO HAVE AND TO HOLD THE SAME unto GlobalSCAPE, Inc., its successors, legal representatives and assigns absolutely and forever.


                                    /s/ Alex Kunadze
                                    ------------------------------
                                    Alex Kunadze
STATE OF TEXAS  (S)
COUNTY OF BEXAR  (S)


     Before me, the undersigned authority, on this day personally appeared Alex Kunadze, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

     Given under my hand and seal of offices on this ___ day of January, 1999.


                                   /s/ Melvin White
                                   ------------------------------
                                   Notary Public in and for
                                   the State of Texas